UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2018

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA		98011
(Address of principal executive offices)		(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2018 (the “Commencement Date”), in connection with the closing of the initial purchase by certain institutional and other accredited investors affiliated with or managed by Redmile Group, LLC (collectively, the “Buyers”) of an aggregate of 725,268 shares of non-voting Class A-1 Convertible Preferred Stock (“Class A-1 Preferred Stock”) issued by Alder BioPharmaceuticals, Inc. (“Alder”), as described in Item 3.02 below, pursuant to the Preferred Stock Purchase Agreement by and among Alder and the Buyers described in Item 1.01 of Alder’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2018 (the “Purchase Agreement”), Alder and the Buyers entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Alder has agreed to prepare and file under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement under its current registration statement on Form S-3 (SEC File No. 333-216199), and file, if needed, one or more additional registration statements, as permissible and necessary, for the resale of the shares of Alder’s common stock issued or issuable upon conversion of preferred stock issued or issuable pursuant to the Purchase Agreement and a warrant to purchase an aggregate of 75,000 shares of preferred stock that may be issued to the Buyers or their designees or assignees under the Purchase Agreement.

The foregoing summary of the Registration Rights Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

See the descriptions set forth under Item 1.01 above and Item 5.03 below, which are incorporated into this Item 3.02 by reference. Pursuant to the Purchase Agreement, on the Commencement Date, the Buyers purchased 725,268 shares of Class A-1 Preferred Stock at $137.88 per share (the “Initial Purchase Price”) for gross proceeds to Alder of approximately $100,000,000 (the “Initial Purchase Shares”). The Initial Purchase Shares were issued in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Commencement Date, Alder filed a Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock (the “Certificate of Designation”), designating 930,000 shares of Alder’s authorized preferred stock as Class A-1 Preferred Stock, with the office of the Secretary of State of the State of Delaware. Certain of the material rights, preferences, privileges, and restrictions applicable to the Class A-1 Preferred Stock are described below.

Conversion. Each share of the Class A-1 Preferred Stock will initially be convertible into ten shares of Alder’s common stock. The conversion rate of the Class A-1 Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events, but is not subject to price-based anti-dilution adjustments.

Dividends. Subject to certain exceptions, holders of Class A-1 Preferred Stock are entitled to receive dividends at a rate of 5% per annum of the Class A-1 Original Issue Price (as defined below) from the Commencement Date (the “Preferred Dividend”). The “Class A-1 Original Issue Price” equals the Initial Purchase Price (subject to adjustment in the event of stock splits, combinations or similar events). Preferred Dividends accrue and accumulate semi-annually commencing on the Commencement Date and are payable semi-annually in arrears on June 30 and December 31 of each year commencing on June 30, 2018. Alder may elect to pay the Preferred Dividend in cash or by issuance of additional fully paid and nonassessable shares of Class A-1 Preferred Stock (the “PIK Shares”) in an amount equal to (i) the aggregate dollar amount of the Preferred Dividend payable with respect to the Class A-1 Preferred Stock, divided by (ii) the Class A-1 Original Issue Price. In addition, holders of Class A-1 Preferred Stock are entitled to receive dividends on such shares equal (on an as-if-converted-to-common stock basis) to, and in the same form as, dividends actually paid on shares of Alder’s common stock.

Voting Rights. Except as required by applicable law, the Class A-1 Preferred Stock shall have no voting rights. However, as long as any shares of Class A-1 Preferred Stock are outstanding, Alder shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Class A-1 Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Class A-1 Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (except as provided in (ii) below) or bylaws of Alder, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Class A-1 Preferred Stock in a manner materially different than the effect on Alder’s common stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Class A-1 Preferred Stock (other than PIK Shares) or increase (other than as needed to issue PIK shares) or decrease (other than by conversion) the number of authorized shares of Class A-1 Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of Alder, whether voluntary or involuntary, or Deemed Liquidation (as defined below) the holders of Class A-1 Preferred Stock are entitled to receive out of the assets of Alder or proceeds thereof, an amount equal to the greater of (1) the Class A-1 Original Issue Price, plus all accrued but unpaid dividends thereon (the “Class A-1 Preference Amount”) or (2) the amount to which such holders would be entitled to receive if such shares of Class A-1 Preferred Stock had been converted to Alder’s common stock immediately prior to such liquidation or Deemed Liquidation. After the payment of the full liquidation preference of the Class A-1 Preferred Stock, the remaining assets of Alder available for distribution to its stockholders shall be distributed ratably to the holders of the shares of Alder’s common stock and Class A-1 Preferred Stock.

Beneficial Ownership Limitation. Alder may not effect any conversion of the Class A-1 Preferred Stock, and a holder does not have the right to convert any portion of the Class A-1 Preferred Stock held by the holder, to the extent that, after giving effect to the conversion set forth in a notice of conversion, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or affiliates, would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is 9.99% of the shares of Alder’s common stock then issued and outstanding, which percentage may be changed at a holder’s election upon 61 days’ notice to Alder.

Fundamental Transaction. If, at any time while the Class A-1 Preferred Stock is outstanding, (i) Alder, directly or indirectly, in one or more related transactions effects any merger or consolidation of Alder with or into another person, (ii) Alder, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition, of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect, purchase offer, tender offer or exchange offer (whether by Alder or another person) is completed pursuant to which holders of Alder’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 35% or more of Alder’s outstanding common stock, (iv) Alder, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of Alder’s common stock or any compulsory share exchange pursuant to which Alder’s common stock is effectively converted into or exchanged for other securities, cash or property, or (v) Alder, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Alder’s common stock (not including any shares of Alder’s common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then as of the effective date and time of the Fundamental Transaction, each outstanding share of Class A-1 Preferred Stock shall be canceled without any further action on the part of Alder or the holder, and in consideration for such cancellation, each holder shall automatically receive, for each share of Alder’s common stock that would have been issuable had such cancelled shares of Class A-1 Preferred Stock been converted immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash and other property receivable upon the effectiveness of such Fundamental Transaction (the “Exchange Property”) as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Alder’s common stock (the “Alternate Consideration”); provided, however that in the event that the Fundamental Transaction is a Deemed Liquidation, each holder shall be entitled to receive with respect to each outstanding share of Class A-1 Preferred Stock the greater of (1) the Class A-1 Preference Amount or (2) the amount of cash, securities or other property to which such holder would be entitled to receive in such Deemed Liquidation with respect to such shares if such shares had been converted to Alder’s common stock immediately prior to such Deemed Liquidation. A “Deemed Liquidation” occurs if (A) Alder merges into or consolidates with any other entity, or any entity merges into or consolidates with Alder and, after giving effect to such transaction, the stockholders of Alder immediately prior to such transaction own less than 50% of the aggregate voting power of Alder or the successor entity of such transaction or (B) Alder sells, leases, licenses or transfers all or substantially all of its assets to another person or entity and the stockholders of Alder immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction.

The foregoing summary of the Certificate of Designation is not intended to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation filed as Exhibit 3.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock of Alder BioPharmaceuticals, dated January 12, 2018

4.1	Registration Rights Agreement by and between Alder BioPharmaceuticals, Inc. and the buyers listed on the Schedule of Buyers thereto, dated January 12, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.

Dated: January 19, 2018

	By:	/s/ James B. Bucher
James B. Bucher
Senior Vice President and General Counsel